Exhibit 99

Titan International Inc. Announces Increase in Sales for Second Quarter

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
July 28, 2010
Second quarter summary:

•	Sales for second quarter 2010 were $229.7 million, an increase of $22.7 million or 11 percent, as compared to $207.0 million in the second quarter of 2009.

•	Gross profit was $33.9 million for the second quarter of 2010, a 14 percent increase when compared to $29.7 million in the second quarter of last year.

•	Second quarter income from operations was $17.4 million, an increase of 35 percent as compared to $12.9 million in 2009.

•	The second quarter of 2010 includes a $2.7 million charge for the $47.4 million Titan senior note repurchase.

•	Net income for the second quarter was $4.6 million, compared to $5.9 million in the second quarter of 2009.

Statement of Chief Executive Officer:

“The second quarter was a good quarter for a number of reasons, but first I want to give credit to the management team and all Titan employees for their effort, talent and prompt action to make this happen,” said Chairman and CEO Maurice M. Taylor Jr. “The numbers speak for themselves. If you look at the cash flow you will see that there is about an extra $1 million each quarter in depreciation and amortization related to the new off-the-road (OTR) equipment when compared to the same quarters in 2009.

“Large farm is running good and we believe it will go on for a few more years because corn, soybeans, cotton and wheat all use big equipment. Brazil is a big competitor in corn, soybeans and cotton, but if you look at today’s prices this is a very profitable business for the American farmer. Remember, a few years ago the Brazilian Real conversion rate to U.S. Dollars was 4 to 1. Today it is 1.8 to 1; therefore, it’s a great time for the American farmer and they will buy equipment. John Deere will be a big winner. Mid-size and small farm equipment should stay about the same this year and next, we believe.

“In construction and mining equipment, orders are growing. Original equipment manufacturer business is up because of inventory build, and the aftermarket is buying Titan’s new radial tires in 49- and 51-inch sizes. These new sizes for Titan are part of our second generation super giant tire line, which includes 57- and 63-inch sizes. Testing of our second generation 63-inch tires is still ongoing. There are no heating or wear issues on the second generation tires that were previously identified on long hauls with the first generation tires. To accomplish this, Titan removed 1,500 lbs. of weight per tire and used different compounds and a new tread design to allow more cooling. We expect this portion of our business to continue to grow as we move forward.

“During the quarter, Titan introduced new tires and wheels for farm, underground mining and large open pit mining applications. In the third quarter, Titan will introduce new radial loader tires.

“The third quarter is starting out stronger than in 2009, and I believe the goals we set last December will be met on the mid to high side if business keeps going as it is today. There’s 12 months in a year, and so far I’ve gotten the first six correct,” said Taylor.

“On the acquisition front, Titan has completed the purchase of the Denman Tire name, tire specifications, patents, molds, machinery & equipment and other items from Bankruptcy Court for $7.4 million. Denman did about $75 million in sales in 2008. I expect Titan to get its investment back in a short period of time. The other acquisitions are moving a little faster now, and we should be able to make a decision if they are a go or not within the next 45 days. Kent Hackamack has moved from his position of 15 years as vice president of finance and treasurer to executive vice president of corporate development to help me move things along. Titan’s new chief financial officer is Paul Reitz, as previously announced. Titan should not miss a beat going forward.

“Overall, the quarter was good any way you look at it. It looks great at this time as we move forward, but who really knows what will happen with the new rules and regulations our beloved politicians are creating. Maybe it would be better if they would go on vacation for a few years.”

Year-to-date summary:

•	June 2010 year-to-date sales were $426.1 million, compared to $439.6 million in 2009.

•	June 2010 year-to-date gross profit was $60.0 million, compared to $59.8 million in 2009.

•	Income from operations was $27.6 million for the first six months of 2010, compared to $27.0 million year-to-date 2009.

•
Year-to-date 2010 includes a $2.7 million charge for the $47.4 million Titan senior note repurchase, compared to a $1.4 million gain recorded in 2009 for the company’s repurchase of $6.2 million of Titan senior notes.

•	Year-to-date net income was $6.6 million in 2010, compared to $13.0 million in 2009.

Financial overview:

Sales:  Titan recorded sales of $229.7 million for the second quarter of 2010, as compared to second quarter 2009 sales of $207.0 million. Sales increased by approximately 11 percent, a result of increased demand in all of the company’s segments; agricultural, earthmoving/construction and consumer. Net sales for the first half of 2010 were $426.1 million, compared to $439.6 million recorded in the first half of 2009. Decreased sales in the company’s first quarter have been partially offset by increased sales in the second quarter.

Gross profit:  Gross profit for the second quarter of 2010 was $33.9 million or 14.8 percent of net sales, compared to $29.7 million or 14.4 percent of net sales for the second quarter of 2009. Year-to-date gross profit was $60.0 million or 14.1 percent of net sales for 2010, as compared to $59.8 million or 13.6 percent of net sales for 2009.

Selling, general and administrative expenses: SG&A expenses for the second quarter of 2010 were $12.2 million or 5.3 percent of net sales, compared to $11.8 million or 5.7 percent of sales at this time in 2009. Year-to-date, SG&A was $24.0 million or 5.6 percent of sales in 2010, compared to $24.3 million or 5.5 percent of net sales in 2009.

Income from operations:  Income from operations for the second quarter of 2010 was $17.4 million, as compared to $12.9 million in the second quarter of 2009. Year-to-date income from operations was $27.6 million in 2010, compared to $27.0 million in 2009.

Interest expense:  For the second quarter of 2010, interest expense was $6.8 million, compared to $3.9 million in second quarter 2009. Year-to-date interest expense for 2010 is $13.8 million as compared to $7.8 million in 2009. The company’s interest expense for the second quarter of 2010 and year-to-date increased from 2009 primarily as a result of interest expense related to the $172.5 million convertible senior subordinated 5.625 percent notes that were issued in December 2009.

Gain/loss on senior note repurchase:  In May 2010, Titan commenced a tender offer to purchase its issued and outstanding senior unsecured 8 percent notes due January 2012. As of the expiration of the tender offer on June 10, 2010, there were $47.4 million of the notes tendered and accepted for payment, which represented 24.4 percent of the principal amount of notes outstanding. In connection with the tender offer, Titan recorded a loss on senior note repurchase of $(2.7) million in the second quarter of 2010. For the six months ended June 30, 2009, the company recorded a gain on senior note repurchase of $1.4 million, resulting from the company’s repurchase of $6.2 million of principal value of senior notes for approximately $4.8 million in the first quarter of 2009.

Net income:  Net income was $4.6 million for the second quarter of 2010, compared to $5.9 million in second quarter 2009. Year-to-date, net income was $6.6 million in 2010 and $13.0 million in 2009.

Earnings per share:  For the second quarter of 2010, basic earnings per share were $.13 and diluted earnings per share were $.12, as compared to basic and diluted earnings per share of $.17 for the second quarter of 2009. Year-to-date basic and diluted earnings per share were $.19 as compared to year-to-date basic and diluted earnings per share of $.37 in 2009.

Capital expenditures: Titan’s capital expenditures for the first half of 2010 were $11.7 million, compared to $31.7 million for the first half of 2009. Of the $31.7 million of capital expenditures in the first half of 2009, approximately $21 million was related to the company’s giant off-the-road (OTR) mining project, which was substantially completed at the end of 2009.

Debt balance: Total debt at June 30, 2010, was $318.9 million, a reduction of $47.4 million or 13 percent, when compared to $366.3 million at December 31, 2009.

Equity balance:  The company’s stockholders’ equity increased $11.2 million to $273.2 million at June 30, 2010, from $262.0 million at December 31, 2009.

Form 10-Q:  For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on July 28, 2010.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)

Amounts in thousands, except earnings per share data.	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$229,656	$206,983	$426,104	$439,587
Cost of sales	195,753	177,237	366,114	379,778
Gross profit	33,903	29,746	59,990	59,809

Selling, general & administrative expenses	12,162	11,767	23,971	24,295
Research and development expenses	1,900	2,859	3,927	3,858
Royalty expense	2,413	2,200	4,534	4,659
Income from operations	17,428	12,920	27,558	26,997

Interest expense	(6,790)	(3,878)	(13,846)	(7,822)
Gain (loss) on senior note repurchase	(2,722)	0	(2,722)	1,398
Other income (expense)	(427)	647	(94)	658
Income before income taxes	7,489	9,689	10,896	21,231

Provision for income taxes	2,920	3,779	4,249	8,280

Net income	$4,569	$5,910	$6,647	$12,951

Earnings per common share:
Basic	$.13	$.17	$.19	$.37
Diluted	.12	.17	.19	.37

Average common shares outstanding:
Basic	34,815	34,704	34,794	34,664
Diluted	51,407	35,265	35,347	35,221

Segment Information
 Revenues from external customers (Unaudited)

Amounts in thousands	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Agricultural	$175,716	$160,344	$326,828	$347,672
Earthmoving/Construction	49,498	42,426	91,313	82,353
Consumer	4,442	4,213	7,963	9,562
Total	$229,656	$206,983	$426,104	$439,587

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	June 30,	December 31,
Assets	2010	2009
Current assets:
Cash and cash equivalents	$158,253	$229,182
Accounts receivable	117,899	67,513
Inventories	138,418	110,136
Deferred income taxes	5,607	11,108
Prepaid and other current assets	24,008	27,277
Total current assets	444,185	445,216

Property, plant and equipment, net	248,813	254,461
Deferred income taxes	4,788	7,253
Other assets	33,415	29,533
Total assets	$731,201	$736,463

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$48,036	$24,246
Other current liabilities	52,360	45,826
Total current liabilities	100,396	70,072

Long-term debt	318,948	366,300
Other long-term liabilities	38,703	38,138
Stockholders’ equity	273,154	261,953
Total liabilities & stockholders’ equity	$731,201	$736,463

Titan 2010 second quarter conference call:

Titan International Inc. will hold its earnings conference call for the second quarter that ended June 30, 2010, at 9 a.m. Eastern Time on Wednesday, July 28, 2010.

To participate in the conference call, dial (800) 288-8967 five minutes prior to the scheduled time. International callers dial (612) 332-0523.

A replay of the call will be available until August 4, 2010. To access the replay, dial (800) 475-6701 and enter access code 165325. International callers dial (320) 365-3844.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489